UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ZIOPHARM ONCOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

ROBERT W. POSTMA WATERMILL ASSET MANAGEMENT CORP. JAIME VIESER HOLGER WEIS
(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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WaterMill Asset Management Corp., together with the other participants named herein (collectively, “WaterMill”), has filed a definitive consent statement and accompanying WHITE consent card with the Securities and Exchange Commission to be used to solicit consents from shareholders of Ziopharm Oncology, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of four current members of the Board and the election of WaterMill’s three highly-qualified nominees.

Item 1: On December 2, 2020, WaterMill issued the following press release:

Glass Lewis Recommends Ziopharm Shareholders Vote on the WHITE Consent Card for All of WaterMill’s Director Candidates and Proposals

A Leading Proxy Advisory Firm Recommends FOR All Five Proposals on the WHITE Consent Card, Including Electing WaterMill’s Three-Member Slate and Removing Four Incumbent Directors

Report Issued by Glass Lewis Notes Shareholders “Have Ample Cause at This Time to Support Significant Change to a Board Already Short on Investor Confidence and Credibility”

Two Leading Proxy Advisory Firms Have Now Endorsed WaterMill’s Case for Change Atop Ziopharm

NEW YORK--(BUSINESS WIRE)--WaterMill Asset Management Corp. (together with its affiliates, “WaterMill” or “we”) today announced that Glass, Lewis & Co., LLC (“Glass Lewis”), a leading proxy advisory firm, has endorsed its case for meaningful change at Ziopharm Oncology, Inc. (NASDAQ: ZIOP) (“Ziopharm” or the “Company”) and recommended shareholders vote for all five proposals on WaterMill’s WHITE consent card. In particular, Glass Lewis supports the addition of the entire WaterMill slate – Robert Postma, Jaime Vieser and Holger Weis – to the Board of Directors (the “Board”). Glass Lewis also recommends that shareholders vote to remove four incumbents – Kevin Buchi, Elan Ezickson, Scott Tarriff and Mary Thistle – and shrink the Board to seven members. The recommendations from Glass Lewis follow Institutional Shareholder Services Inc. (“ISS”) recommending that shareholders vote for change on the WHITE consent card.

We urge shareholders who agree that meaningful change is needed atop Ziopharm to immediately vote on the WHITE consent card for all five of WaterMill’s proposals. Learn more about our case for change and how to consent at www.FixZiopharm.com.

In its full report, Glass Lewis affirmed WaterMill’s case for change at Ziopharm1:

•	“[…] we believe the sum of available factors weighs materially against maintenance of the status quo at Ziopharm. Importantly, our conclusion in this respect is predicated upon multiple concerns, spanning corporate governance, finance and shareholder returns.”

•	“When contrasted with the scale of WaterMill's ask and what we expect would be the prospective benefits of fresh, independent oversight in the Ziopharm board room, we believe investors have ample cause at this time to support significant change to a board already short on investor confidence and credibility.”

1 Permission to quote ISS was neither sought nor obtained. Emphases added.

•	“[…] Ziopharm board has been significantly reconstituted, though the nature and timing of that reconstitution seems to convey more in the way of maladroit gamesmanship than truly effective responsiveness to shareholder concerns.”

•	“Setting aside Ms. Thistle's credentials, the appointment itself raises manifold problems. First, in a manner consistent with certain of the concerns raised in relation to Mr. Buchi, we note Ms. Thistle serves on the board of advisers of Life Science Cares alongside rejected board members Elan Ezickzon and Douglas Pagan. This again seems to call into question the breadth of Ziopharm's independent process […]”

•	“Consistent with Ziopharm's apparent fondness for interconnected directors and in addition to his aforementioned association with Ms. Thistle, we note Mr. Ezickson also currently serves as a board member of Marinus Pharmaceuticals, Inc., where ousted director Scott Braunstein serves as president and CEO.”

•	“Taken collectively, we are thus inclined to suggest the board-level reshuffle pursued in the wake of the 2020 AGM has arguably accomplished little in the way of tempering concerns with Ziopharm's core oversight architecture, and, in many instances, appears to amplify doubts around the sincerity of the board's substantive commitment to shareholder engagement […]”

•	“[…] we consider Ziopharm's fully contextualized track record of value creation going as far back as Mr. Tarriff's appointment is decidedly poor […]”

•	“Reinforcing our doubts around strategic execution and executive accountability is the very simple fact that Ziopharm's current materials focus almost exclusively on post-Intrexon developments, in all cases despite the fact that current chairman Scott Tarriff has served as a board member since September 2015 and current board member Laurence Cooper has served as the Company's CEO since May 2015. Each of these individuals inarguably bears responsibility for failures associated with the amended Intrexon partnership and the costs of exiting that arrangement in October 2018.”

•	“Mr. Tarriff has further demonstrated no clear interest in holding Dr. Cooper or any other Ziopharm executive materially accountable for the Company's regular failure to achieve core strategic objectives.”

With respect to WaterMill’s director candidates and proposals, Glass Lewis noted:

•	“Accordingly, we recommend shareholders use the Dissident's WHITE proxy card to CONSENT to all proposals.”

•	“Proposals 5.01 through 5.03 contemplate the elections of Messrs. Postma, Vieser and Weis, respectively. We believe their additions to the board would represent a substantially more favorable outcome relative to maintenance of the status quo based on the expansive concerns detailed within our analyses.”

•	“Here, we would briefly acknowledge Ziopharm has actively sought to diminish the appeal of Mr. Weis' candidacy by citing a string of comments from a November 5, 2018 Chapter 11 bankruptcy filing made by DemeRx, Inc., Mr. Weis' former employer […] We thus consider Ziopharm's filing is materially misleading and fundamentally incomplete, and see no cause for investors to oppose Mr. Weis' candidacy on this basis.”

Robert Postma, principal and founder of WaterMill, commented:

“WaterMill is very pleased that Glass Lewis is recommending shareholders vote for all five of our proposals on the white consent card. We certainly agree that it is in the best interests of shareholders for the full WaterMill slate – Jaime Vieser, Holger Weis and myself – to hold three of seven seats on the Board. The report issued by Glass Lewis accurately summarizes the anti-shareholder culture that has been fostered by the incumbents for far too long. Fortunately, Glass Lewis has given shareholders a clear recommendation for how the dire situation at Ziopharm can hopefully be remedied. I give my word to all of my fellow shareholders that our slate will work tirelessly to put Ziopharm on a path to value creation and regain investor trust. We will ensure that shareholders are a top priority in the boardroom and take ethical, transparent steps to realize the tremendous promise of the Company’s science.”

***

We urge Ziopharm shareholders to consent to all five proposals on the WHITE consent card today by signing, dating and returning it in the postage-paid envelope provided. Please vote each and every WHITE consent card you receive since you may own multiple accounts. If you have already voted a Green revocation card from Ziopharm, a later-dated vote on the WHITE consent card will revoke that vote.

December 11, 2020 is our goal for the submission of written consents. Effectively, this means that you have until December 11, 2020 to consent to the proposals.

You may only consent by voting the WHITE consent card. Please throw away all Green revocation cards you receive.

***

Contacts

For Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

###

Item 2: On December 3, 2020, WaterMill posted the following materials to www.FixZiopharm.com:

Item 3: Also on December 3, 2020, WaterMill delivered the following email to subscribers of www.FixZiopharm.com:

Glass Lewis backs the entire WaterMill slate.

Fellow Shareholder,

We're pleased to share that proxy advisory firm Glass Lewis has joined ISS in its endorsement of our case for urgent change at Ziopharm.

Glass Lewis recommend that Ziopharm shareholders CONSENT on the WHITE card to:

•	Remove Kevin Buchi, Elan Ezickson, Chairman Scott Tarriff and Mary Thistle from the Board, and

•	Elect the entire WaterMill slate – Robert Postma, Jaime Vieser and Holger Weis.

Glass Lewis noted that shareholders should support significant change to a Board that is short on investor confidence and credibility. Help us build a better Ziopharm for all shareholders by consenting to all five of our proposals on the WHITE consent card TODAY, including the election of all three of our highly-qualified nominees.

You can review recent letters, presentations and share candid feedback at www.FixZiopharm.com.

Sincerely,
Robert Postma

Principal and Founder
WaterMill Asset Management Corp.

Read More from ISS' Repo

Read More from Glass Lewis’ Report